Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-175933, 333-156095, 333-42730, 333-66031, 333-42915, 033-64731 and 033-64729 on Forms S-8 of our reports dated March 14, 2012, relating to the consolidated financial statements of A.T. Cross Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s election to change its method of accounting for domestic writing instruments inventory from the last in, first out method to the first in, first out method) and the effectiveness of A.T. Cross Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of A.T. Cross Company for the year ended December 31, 2011.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 14, 2012